Exhibit 10.3

AMENDMENT NO. 1
LEXMARK SUPPLEMENTAL SAVINGS
AND DEFERRED COMPENSATION PLAN

WHEREAS, Lexmark International, Inc. (the "Company") sponsors and maintains the Lexmark Supplemental Savings and Deferred Compensation Plan (the "Plan"), which Plan was adopted effective as of April 3, 2006; and

WHEREAS, the Company reserved the right in the Plan document to amend the Plan by action of its Board of Directors; and

WHEREAS, the Company, with the approval of the Board of Directors, desires to amend the Plan to modify the Plan provisions setting forth the rate at which interest is credited to a Participant's Account.

NOW, THEREFORE, Section 5.3 of the Plan is amended, effective as of January 1, 2007, to read as follows:

5.3 Interest Credits to Account. Each Account maintained for a Participant shall be credited with interest. Interest is credited during a Plan Year at a rate equal to the Merrill Lynch U.S. Corporate 7-10 year index rate determined as of the last business day of the month of November of the prior year, or if such index rate is not available, such other comparable rate as is determined to be appropriate by the Committee. However, in no event shall the interest crediting rate exceed 120% of the applicable federal long-term rate as determined under Internal Revenue Code Section 1274(d) or any other rate above which such earnings would be considered “above-market” or “preferential” earnings pursuant to the rules and regulations of the Securities and Exchange Commission. Interest accrues from the date of credits specified in Section 5.2.

     IN WITNESS  WHEREOF, the Company  has caused   this Amendment  No. 1 to the Plan to be  executed by  its  duly authorized  representative  this 27th day of February, 2007.

LEXMARK INTERNATIONAL, INC.

By:          /s/ Jeri I. Stromquist

Title:     VP Human Resources